Sound Solutions Inc.
                                        Distribution Agreement

Between: Sound Solutions, Inc. (SSI)    And:  Digital Sciences, Inc. (DSI)
         175 Andover Street                   88 Danbury Road
         Danvers, MA  01923                   Wilton, CT  06897
                                              a wholly owned subsidiary of
                                       Intelligent Decision Systems, Inc. (IDSI)
Products
SSI develops the Eye Care Information CenterTM (ECIC) which provide educational information to any patient about Lens Information, Frame Information, Contact Lenses, Common Eye Problems, even information about Cataract and Refractive Surgery. Additional information can be provided about the Optometrist and Ophthalmologist on call. Full audio/video instructions including easy-to-read colorful screens and 3-d animation are used to educate any level of patient. This system is a valuable tool for any doctor's waiting area. Also included are
(6) custom designed screens that will slide-show display while program is not in use, and a custom designed menu with customer's logo (provided within 30 days after product delivery). Five years of telephone support and system maintenance is also included at no additional charge: Other optional modules are also available to work with the Eye Care Information Center to manage frames inventory (Frames ManagerTM) and to simplify customer frame selection (Frames SelectorTM).

Services
SSI includes limited customization for each DSI customer who purchases the Eye Care Information Center within 30 days after delivery to customer from DSI of each unit. SSI will maintain and support each ECIC application during installation, setup, and operation for up to five (5) years after purchase.
After five (5) years, a support and maintenance fee will apply for each year thereafter to maintain the same level of service. SSI also offers an optional service known as the Practice Marketing PackageTM that will allow each customer to enhance specific presentation functions utilizing SSI consultation, advice, graphics and animation services.

Pricing
DSI will submit a purchase order (defined by basic accounting practices) in advance to SSI for each ECIC unit sold, indicating customer's name and address, along with projected delivery date to customer, and any special instructions. DSI will pay to SSI within 30 days after delivery to DSI, the total purchase price of $5000 per unit, less quantity discounts as outlined in the below pricing table. All sales are final 30 days after DSI delivery acceptance. The following discount schedule will apply for total units sold and delivered within each calendar year:

             1-100            $5000.00          101-250           $4500.00
             251-500          $4050.00          501+              $3645.00

Payment Terms
DSI will submit in advance, a purchase order to SSI for all orders with any special instructions that may be required as part of the sale. Payment from DSI to SSI will be required within 30 days of delivery of each product to DSI.

FocusTM Compatible
DSI develops and markets to medical care providers the FocusTM system. ECIC can be networked with the FocusTM system for transfer of data collected from ECIC to be used as part of the FocusTM market research information. SSI will work with DSI to develop the export/import procedures at no additional charge.

Distribution
DSI will make the ECIC available to its optical customers, either as a stand alone unit not requiring the purchase of the FocusTM system in order to obtain the ECIC, or in combination with its FocusTM system.

Exclusivity
SSI will agree to only sell the ECIC application through DSI for the medical care provider industry, provided DSI takes delivery of at least 50 units by September 30, 1997 and an additional 50 units by April 1, 1998. DSI must take delivery of at least 100 units each year thereafter in order to maintain exclusivity for each additional year. Any and all new products developed by SSI for the medical care provider industry, will be offered exclusively to DSI under the same performance, terms and conditions of this agreement.


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DSI Initials     SSI Initials

Sound Solutions, Inc.


Exclusivity Forfeiture Clause
In the event that DSI does not take delivery of at least 50 ECIC units by September 30, 1997, DSI will pay to SSI by or before October 31, 1997, a total of $5,000 for each unit up to 50 units not previously delivered in cash or registered IDSI common stocks at market price equal to the same cash value. In the event that DSI elects to issue to SSI registered IDSI stock in lieu of cash, SSI must be able to sell such stock without restriction or approval by DSI or IDSI. The additional units purchased, but not yet delivered may be obtained and delivered to DSI with no additional purchase charges assessed to DSI. DSI will forfeit their exclusive rights to sell the ECIC and SSI will be able to market the ECIC directly, and/or seek other distribution agreements. DSI will still be able to distribute the ECIC program on a non-exclusive basis according to the terms and conditions of this agreement; all other terms and conditions of this agreement will still be valid and binding until the expiration of this agreement.

Non-Compete
DSI agrees not to develop, distribute or resell any other product that would be of a competitive nature to the ECIC as defined in the product description above, for a period of not less than two (2) years after the expiration of this agreement, or for not less then two (2) years after the forfeit of exclusivity as described above.

Stock Options
DSI will grant to SSI stock options to purchase 50,000 shares of Intelligent Decision Systems, Inc. ("IDSI") stock at the per share market price on the date of this agreement. The stock options will expire in five years from the date of this agreement. SSI can purchase 16,666 shares at the established price per share as indicated above, after one year from the date of this agreement. Provided DSI maintains its exclusivity of the ECIC program, an additional 16,666 shares can purchased by SSI for the same price, two years after the date of this agreement, and the remaining shares can be purchased by SSI for the same price three years after the date of this agreement. In the event that DSI forfeits their exclusivity, any stock options earned by SSI as outlined above, prior to that time will be valid and will not terminate unless SSI elects not to purchase them within five years from the date of this agreement all other stock options not earned will be terminated, unless DSI reestablished its exclusivity.

Other Medical Specialty Applications
SSI will agree to develop a similar application to the ECIC for any other medical specialties to be delivered within 90 days of an application operation design and a purchase order as outlined above, for at least 10 units. Payment to SSI will be made within 30 days of delivery to DSI. DSI must take delivery of at least 10 units upon new product completion.

Expiration
The term of this agreement as outlined above is for five years and will expire on the fifth anniversary date of this agreement. This agreement will automatically be renewed for one year periods thereafter, unless terminated in writing by either party within thirty days of the expiration of this agreement or any subsequent renewal period.

Jurisdiction
Sound Solutions, Inc. is a Massachusetts Corporation and therefore this agreement is prepared according to the laws governed by the state of
Massachusetts. In the event of a a dispute, both parties agree that legal jurisdiction will be in the state of Massachusetts.

Authorization
Both signers below have received board approval and are authorized to sign and agree to the terms and conditions of this agreement on behalf of their respective corporations. This agreement supersides any and all other agreements verbal or otherwise.

Acknowledge and accepted on this 13th day of May, 1997 by:

Ron L. Greenberg                           Francis D'Ambrosio, Jr. M.D.
-----------------------------------       -----------------------------------
Digital Sciences, Inc.                    Sound Solutions, Inc.
Ron L. Greenberg, Vice President          Francis D'Ambrosio, Jr. M.D.,
President



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DSI Initials     SSI Initials